Exhibit 99.1

David B. Henry succeeds Milton Cooper as CEO of Kimco Realty Corporation; Cooper remains Executive Chairman

NEW HYDE PARK, NY – November 3, 2009 – Kimco Realty Corporation (NYSE: KIM) announced today the appointment by the board of directors of David B. Henry as chief executive officer of the company effective December 31, 2009.  Milton Cooper will continue to serve as executive chairman of the board of directors.  Mr. Cooper will also continue to lead the office of the chairman, which includes Mr. Henry, Michael V. Pappagallo, chief financial officer and chief administrative officer, and David. R. Lukes, chief operating officer.

Mr. Henry joined Kimco in 2001 as vice chairman and chief investment officer after 23 years with GE Real Estate.  In November of 2008, he was named President.  Mr. Henry is a trustee of the International Council of Shopping Centers (ICSC) and currently serves on the board of directors of Health Care Properties, Inc. (HCP).  He graduated from Bucknell University in 1971 with a Bachelor of Science in Business Administration and received his MBA from the University of Miami.

About Kimco

Kimco Realty Corporation, a real estate investment trust (REIT), owns and operates North America’s largest portfolio of neighborhood and community shopping centers.  As of September 30, 2009, the company owned interests in 1,462 retail properties comprising 153 million square feet of leasable space across 45 states, Puerto Rico, Canada, Mexico and South America. Publicly traded on the NYSE under the symbol KIM and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for 50 years. For further information, visit the company's web site at www.kimcorealty.com.

Safe Harbor Statement

The statements in this release state the company's and management's intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions, including the current economic recession, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt, or other sources of financing or refinancing on favorable terms, (iv) the company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations, (vi) the level and volatility of interest rates and foreign currency exchange rates, (vii) the availability of suitable acquisition opportunities, (viii) valuation of joint venture investments, (ix) valuation of marketable securities and other investments, (x) increases in operating costs, (xi) changes in the dividend policy for our common stock, (xii) the reduction in our income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xiii) impairment charges and (xiv) unanticipated changes in the company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company's Securities and Exchange Commission filings, including but not limited to the company's Annual Report on Form 10-K for the year ended December 31, 2008. Copies of each filing may be obtained from the company or the Securities and Exchange Commission.

The company refers you to the documents filed by the company from time to time with the Securities and Exchange Commission, specifically the section titled "Risk Factors" in the company's Annual Report on Form 10-K for the year ended December 31, 2008, as may be updated or supplemented in the company’s Form 10-Q filings, which discuss these and other factors that could adversely affect the company's results.

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CONTACT: Barbara Pooley, senior vice president, finance & investor relations, 1-866-831-4297